EXHIBIT 99.1

News Release

[LOGO]

NewPage Media Contacts: NewPage Corporation

Shawn Hall, National Media Contact 8540 Gander Creek Drive

937-242-9373 / 513-312-8549 Miamisburg, OH 45342

Shannon Semmerling, Wisconsin and Michigan Media Contact

715-422-4023 / 715-213-5072

Jason Bixby, Investor Relations Contact

937-242-9144 / 763-258-3105

FOR IMMEDIATE RELEASE

NEWPAGE CLOSES KIMBERLY, WISCONSIN FACILITY

MIAMISBURG, Ohio. - July 30, 2008 - NewPage Corporation today announced that it will close its Kimberly, Wisconsin, mill at the end of August. The Kimberly mill currently operates two paper machines, Nos. 96 and 97, which produce approximately 500,000 tons annually of coated freesheet paper used for a variety of commercial printing and specialty applications.

"The coated paper market is being hit with a slowdown in demand as the uncertain economy is reflected in a reduction in print advertising. At the same time, we are experiencing higher input costs for raw materials and transportation driven by oil and natural gas prices. To balance the somewhat reduced demand in a manner that helps us reduce costs, we are closing our mill in Kimberly, Wisconsin. We continue to work to offset the negative influences by raising prices and driving productivity programs harder. We have made sufficient progress with the integration of our recently acquired facilities and we now have more flexibility to respond to customer needs. We can readily meet our customers' needs with our remaining facilities and at the same time improve our cost advantage versus our peers," said NewPage Chairman and Chief Executive Officer Mark A. Suwyn. "We are proactively taking this step to stay on our committed path to achieve financial returns that exceed our cost of capital."

"We are committed to setting production levels to match demand without over-supplying the marketplace. We also believe it is imperative to continue to look for ways to lower our costs. While the Kimberly mill has first-class paper machines and is operated by an excellent workforce, it doesn't have a pulp mill to support the paper operations. Because purchased pulp has become extremely expensive, the cost to run that facility is much higher than making the same products at our other fully-integrated, lower-cost locations," said Richard D. Willett Jr., NewPage president and chief operating officer. "We now have the capacity and flexibility to produce a number of freesheet, supercalendered and groundwood grades on several different machines. For example, our Escanaba, Michigan and Rumford, Maine, mills which have traditionally manufactured mostly coated groundwood grades, will now become swing mills producing both coated groundwood and freesheet products. Therefore, while we are idling 500,000 tons of coated capacity at the Kimberly mill, the effect is likely to be approximately 200,000 tons of coated freesheet and 300,000 tons of coated groundwood."

Approximately 475 employees will be affected by the shutdown of Kimberly. This is in addition to the 125 employees affected by the shutdown of Kimberly No. 95 paper machine in May 2008. "Our decision to close the mill is the result of a weak economy, the continued effects of low priced imported products and sky-rocketing costs. We realize these decisions have a significant impact on our employees and they are difficult to make. We will continue helping individuals at the Kimberly mill to stay focused on working safely so that no one gets hurt prior to the mill closing, while simultaneously assisting them in identifying new employment opportunities, offering Employee Assistance Programs or providing severance benefits to those who are displaced," said Michael T. Edicola, NewPage vice president, human resources.

To learn more about NewPage Corporation, visit www.NewPageCorp.com.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.7 billion in pro forma net sales for the year ended December 31, 2007. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Nova Scotia, and Wisconsin. These mills currently have a total annual production capacity of approximately 5.5 million tons of paper, including approximately 4.3 million tons of coated paper, approximately 920,000 tons of uncoated paper and approximately 300,000 tons of specialty paper, as well as approximately 3.2 million tons of pulp.

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